EXHIBIT 99.1

CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/ investor@net2phone.com

Net2Phone Announces Changes in Corporate Management and
Board of Directors

– Stephen Greenberg to Become Net2Phone Chairman; Telecom
Executive Liore Alroy to Take on Role of CEO-

– VoIP Pioneer Maintains Independent Board of Directors, Organizes Cable
Advisory Committee –

NEWARK, N.J. – September 23, 2004 – Net2Phone, Inc. (Nasdaq: NTOP), a leading Voice over IP (VoIP) enabler for service providers, announced today the reorganization of its Board of Directors along with management changes and the formation of a cable advisory committee. The Board changes are designed to maintain the independence of the Board, while also increasing its efficiency by reducing the number of directors from 13 to 9. The management changes are highlighted by the appointment of a new Chief Executive Officer, Liore Alroy, with Stephen Greenberg assuming the position of Chairman of the Board, and Howard Jonas becoming Vice Chairman.

Board Changes

The Board of Directors will now be comprised of five independent members (Harry McPherson, James Mellor, Jesse King, Marc Oppenheimer and Michael Weiss) and four members who are employees of either Net2Phone or its controlling shareholder, IDT Corporation (Stephen Greenberg, Liore Alroy, Howard Jonas and Jim Courter). Liore Alroy will be the only new member of the Board, while Tony Werner, Joyce Mason, Steve Brown and Stephen Goldsmith will step down. The Board changes are expected to become effective October 31, 2004.

“With corporate governance becoming an increasing focus for all public companies today, assuring we continue to benefit from an independent Board will serve our shareholders well,” said Stephen Greenberg, Vice Chairman and CEO of Net2Phone. “All of the resigning members have provided outstanding service to the Net2Phone Board over many years, and each of them will be missed. Tony Werner, Joyce Mason and Steve Brown are Board members with relationships with IDT or other affiliated entities and are not classified as “independent” and so we have asked them to step down in an effort to maintain the independence of our Board, and they have graciously agreed.”

CEO Change

In conjunction with changes to Net2Phone’s Board composition, Stephen Greenberg will assume the role of Chairman of the Board and will retain important executive management responsibilities. He will turn the CEO role over to Liore Alroy, who has been a strategic advisor to the executive team in helping to shape Net2Phone’s go-forward strategy. Alroy performed these functions as a member of the IDT family of companies and brings extensive experience in telecom ventures. Prior to working with IDT, Mr. Alroy was an attorney with Skadden, Arps, Slate, Meagher and Flom LLP. The transition is expected to take place October 31, 2004, subject to compensation committee approval. Alroy will manage Net2Phone’s day-to-day activities and chart Net2Phone’s strategy going forward while Greenberg will focus his efforts on communication with the investment community and will maintain and continue to build Net2Phone’s relationships with strategic partners.

“I have been involved with Net2Phone in a number of roles over the past few years, and I truly appreciate having had the chance to run a company that has driven so much change in the telecom industry,” said Greenberg. “Having executed my responsibilities as CEO by leading our Global Services segment to profitability and establishing a focused Cable Telephony segment, I look forward to working with Liore, who is best known at Net2Phone for his strategic planning skills and his ability to structure and execute intricate transactions, as we extend Net2Phone’s status as the VoIP enabler of choice to more markets and products.”

Cable Advisory Committee

Tony Werner, Chief Technology Officer of Liberty Media, will continue to be integrally involved in the company through his leadership of the Net2Phone Cable Advisory Committee. Werner is charged with assembling and chairing the committee, which will consist of cable industry insiders and experts. The focus of the committee will be to assist in the development of Net2Phone’s cable telephony strategy, and to advise Net2Phone on its product development roadmap.

“The advisory committee will be dedicated to helping Net2Phone fully appreciate the needs of cable operators in the Americas and Europe, and to adapt its products and services to meet their vision of the future,” said Werner. “Net2Phone has proven solutions for cable providers looking to get into the voice business. Our mission is to educate these operators on the value of outsourced telephony as well as guide Net2Phone through the terrain of fine-tuning a product set to suit the evolving needs of this community.”

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As leaders in enabling telecom service providers and cable operators with turn-key hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone's hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone's PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed QoS and features such as E911. Traded on the NASDAQ under the symbol NTOP, Net2Phone's strategic partners and investors include Liberty Media Corporation (NYSE: L; LMC.B) and IDT Corporation (NYSE: IDT; IDT.C). For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this press release and in the Company's filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.